UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------



                                  SCHEDULE 13G
                               (Amendment No. __)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                    CORPBANCA
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    21987A209
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

--------------------
 CUSIP No. 21987A209                  13G                      Page 2 of 9 Pages
--------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Corp Group Banking S.A.
---- ---------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |X|
                                                                     (b) |_|
---- ---------------------------------------------------------------------------
 3    SEC USE ONLY

---- ---------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Santiago, Chile
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         120,727,896,271

                   -------------------------------------------------------------
NUMBER OF           6    SHARED VOTING POWER
SHARES
BENEFICIALLY             0
OWNED BY           -------------------------------------------------------------
EACH REPORTING      7    SOLE DISPOSITIVE POWER
PERSON WITH:
                         111,029,019,740
                   -------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         9,698,876,531
---- ---------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      120,727,896,271
---- ---------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                     |_|

---- ---------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      53.2%
---- ---------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

---------------------
 CUSIP No. 21987A209                  13G                      Page 3 of 9 Pages
---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Compania Inmobiliaria y de Inversiones Saga S.A.
---- ---------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER A GROUP                  (a) |_|
                                                                     (b) |_|
---- ---------------------------------------------------------------------------
 3    SEC USE ONLY

---- ---------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Santiago, Chile
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         17,826,423,251
                   -------------------------------------------------------------
NUMBER OF           6    SHARED VOTING POWER
SHARES
BENEFICIALLY             0
OWNED BY           -------------------------------------------------------------
EACH REPORTING      7    SOLE DISPOSITIVE POWER
PERSON WITH:
                         17,826,423,251
                   -------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         0
---- ---------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      17,826,423,251
---- ---------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                     |_|

---- ---------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.9%
---- ---------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

---------------------
 CUSIP No. 21987A209                  13G                      Page 4 of 9 Pages
---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Alvaro Saieh Bendeck
---- ---------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                     (b) |_|
---- ---------------------------------------------------------------------------
 3    SEC USE ONLY

---- ---------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Chile
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         138,554,319,522
                   -------------------------------------------------------------
NUMBER OF           6    SHARED VOTING POWER
SHARES
BENEFICIALLY             0
OWNED BY           -------------------------------------------------------------
EACH REPORTING      7    SOLE DISPOSITIVE POWER
PERSON WITH:
                         128,855,442,991
                   -------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         9,698,876,531
---- ---------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      138,554,319,522
---- ---------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                     |_|

---- ---------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      61.1%
---- ---------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

---------------------
 CUSIP No. 21987A209                  13G                      Page 5 of 9 Pages
---------------------

Item 1.
                 (a)  Name of Issuer:

                        Corpbanca

                 (b)  Address of Issuer's Principal Executive Offices:

                        Huerfanos 1072, Santiago, Chile

Item 2.

                 (a)  Name of Person Filing:

                        1) Corp Group Banking S.A. ("Banking")

                        2) Compania Inmobiliaria y de Inversiones Saga S.A.
                           ("Saga")

                        3) Alvaro Saieh Bendeck ("Mr. Saieh Bendeck")

                 (b)  Address of Principal Business Office or, if none,
                      Residence:

                        1) The address of the principal business office of
                           Banking is Av. Vitacura 4380, Santiago, Chile.

                        2) The address of the principal business office of
                           Saga is Av. Vitacura 4380, Santiago, Chile.

                        3) The address of the principal business office of
                           Mr. Saieh Bendeck is:
                           c/o Compania Inmobiliaria y de Inversiones Saga S.A. Av. Vitacura 4380, Santiago, Chile.

                 (c)  Citizenship or Place of Organization:

                        1) The place of organization of Banking is Chile.

                        2) The place of organization of Saga is Chile.

                        3) The citizenship of Mr. Saieh Bendeck is Chilean.

                 (d)  Title of Class of Securities:

                        1) Banking holds common stock, no par value.

                        2) Saga holds common stock, no par value.

                        3) Mr. Saieh Bendeck holds common stock, no par
                           value.

                 (e)  CUSIP Number:

                           21987A209

---------------------
 CUSIP No. 21987A209                  13G                      Page 6 of 9 Pages
---------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 (a)    |_| Broker or dealer registered under section 15 of
                            the Act;

                 (b)    |_| Bank as defined in section 3(a)(6) of the Act;

                 (c)    |_| Insurance company as defined in section
                            3(a)(19) of the Act;

                 (d)    |_| Investment company registered under section 8
                            of the Investment Company Act of 1940;

                 (e)    |_| An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

                 (f)    |_| An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

                 (g)    |_| A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G) (Note: See
                            Item 7);

                 (h)    |_| A savings association as defined in section
                            3(b) of the Federal Deposit Insurance Act;

                 (i)    |_| A church plan that is excluded from the
                            definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j)    |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.          Ownership.

                 (a) Amount beneficially owned:

                           1) Banking: See Row 9 of page 2.

                           2) Saga: See Row 9 of page 3.

                           3) Mr. Saieh Bendeck: See Row 9 of page 4.

                 (b) Percent of class:

                           1) Banking: See Row 11 of page 2.

                           2) Saga: See Row 11 of page 3.

                           3) Mr. Saieh Bendeck: See Row 11 of page 4.

---------------------
 CUSIP No. 21987A209                  13G                      Page 7 of 9 Pages
---------------------

                 (c) Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote:

                                    1) Banking: See Row 5 of page 2.

                                    2) Saga: See Row 5 of page 3.

                                    3) Mr. Saieh Bendeck: See Row 5 of page 4.

                           (ii) Shared power to vote or to direct the vote:

                                    1) Banking: See Row 6 of page 2.

                                    2) Saga: See Row 6 of page 3.

                                    3) Mr. Saieh Bendeck: See Row 6 of page 4.

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                    1) Banking: See Row 7 of page 2.

                                    2) Saga: See Row 7 of page 3.

                                    3) Mr. Saieh Bendeck: See Row 7 of page 4.

                           (iv) Shared power to dispose or to direct the
                                disposition of:

                                    1)  Banking: See Row 8 of page 2. Banking
                                        entered into (i) a Stockholders'
                                        Agreement with Manufacturas
                                        Interamericana S.A., dated May 11, 2004
                                        and (ii) a Stockholders' Agreement
                                        with UCB Bancshares S.A., dated November
                                        18, 2004.

                                    2)  Saga: See Row 8 of page 3.

                                    3)  Mr. Saieh Bendeck: See Row 8 of page 4.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

---------------------
 CUSIP No. 21987A209                  13G                      Page 8 of 9 Pages
---------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

---------------------
 CUSIP No. 21987A209                  13G                      Page 9 of 9 Pages
---------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2005



                                         Corp Group Banking S.A.



                                         By:/s/ Jorge Andres Saieh
                                            ------------------------------------
                                            Name:  Jorge Andres Saieh
                                            Title: Director





                                         Compania Inmobiliaria y de
                                           Inversiones Saga S.A.



                                         By:/s/ Jorge Andres Saieh
                                            ------------------------------------
                                            Name:  Jorge Andres Saieh
                                            Title: Director






                                         By:/s/ Alvaro Saieh Bendeck
                                            ------------------------------------
                                            Name:  Alvaro Saieh Bendeck

            Identification and Classification of Members of the Group

     1) Corp Group Banking S.A.

     2) Manufacturas Interamericana S.A.

     3) UCB Bancshares S.A.

                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on the Schedule 13G, dated February 14, 2005, (the "Schedule 13G"), with respect to the common stock, no par value, of Corpbanca is filed on behalf of each of the undersigned on
Schedule 13G (including amendments thereto) pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the
Schedule 13G. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G (including amendments thereto), and for the completeness and accuracy of the information concerning itself contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 14th day of February, 2005.


                                     Corp Group Banking S.A.



                                     By:/s/ Jorge Andres Saieh
                                        ----------------------------------------
                                        Name:  Jorge Andres Saieh
                                        Title: Director



                                     Compania Inmobiliaria y de
                                       Inversiones Saga S.A.



                                     By:/s/ Jorge Andres Saieh
                                        ----------------------------------------
                                        Name:  Jorge Andres Saieh
                                        Title: Director




                                     By:/s/ Alvaro Saieh Bendeck
                                        ----------------------------------------
                                        Name:  Alvaro Saieh Bendeck